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                                                                    EXHIBIT 10.4





                                 ACKNOWLEDGMENT

     1. Dennis Nelson, currently employed by The Buckle, Inc. of Kearney, Nebraska, will be paid an annual salary of $400,000, for so long as the employee is employed by the Company during the fiscal year ending January 31, 1998.

     2. In addition to the salary outlined in paragraph 1, above, a cash bonus for the above fiscal year will be paid to Dennis provided he/she is employed by The Buckle, Inc. on the last day of such fiscal year. The bonus will be calculated based upon 24.50% of the "Management Bonus Pool." This bonus pool will be calculated as follows:

     2a. There will be nothing earned in the bonus pool on the first $10 million of pre-bonus net income for fiscal 1997.
     2b. For pre-bonus net income in excess of $10 million, the amount put into the bonus pool will be based upon increases in fiscal 1997 pre-bonus net income above fiscal 1996 pre-bonus net income as follows.

           Increase in Pre-bonus Net Income        Percentage to Bonus Pool
           --------------------------------        ------------------------
                   No increase                                15.5%
                   > 0 - 10%                                  17.0%
                   >10 - 20%                                  18.0%
                   >20 - 30%                                  19.0%
                   >30%                                       20.0%


     3. In addition to the cash bonus detailed above, you have been granted options to purchase 48,600 shares of The Buckle, Inc. common stock at $27.875 per share. These options will be earned and will vest as follows:

     3a. One-half of the options will be earned upon determination by the Compensation Committee that the company has achieved a 10% increase in pre-bonus net income for fiscal 1997. These earned options will vest one-third immediately, one third on January 30, 1999 and one-third on January 29, 2000.
     3b. The second half of the options will be earned upon determination by the Compensation Committee that the Company has achieved a 30% increase in pre-bonus net income for fiscal 1997. These earned options will vest one-third immediately, one third on January 30, 1999 and one-third on January 29, 2000.
     3c. If the 10% and/or the 30% performance goals are not achieved, the respective options will ultimately vest on December 31, 2006, even though they have not been earned.

The cash bonus will be paid on or before April 15 following the close of the fiscal year. For calculating this bonus, "pre-bonus net income" shall be defined as the Company's net income from operations after the deduction of all expenses, excluding administrative and store manager percentage bonuses and excluding income taxes, but including draws against such bonuses. Net income from operations does not include earnings on cash investments. For this purpose, net income shall be computed by the Company in accordance with the Company's normal accounting practices, and the Company's calculations will be final and conclusive.

     Any person eligible for a bonus who is no longer employed, for whatever reason, by The Buckle Inc. on the last day of such fiscal year shall forfeit any right, claim or interest to any year-end bonus.

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     4. A credit limit of $3,500 has been established on your The Buckle charge account, subject to annual change as determined by management. Please make sure your charge account balance does not exceed this limit. You may have payments made to your charge account via payroll withholding during the year.

     Management is committed to reviewing its policies continually. Accordingly, the statements outlined above are subject to review and change by management at any time, with or without notice.

     I understand I have the right to terminate my employment with The Buckle, Inc. at any time, with or without notice, and The Buckle, Inc. retains the same right, with or without cause or notice. I recognize, therefore, that I am an "at will" employee.

This acknowledgment supersedes any prior acknowledgment or agreement with the Company. This acknowledgment does not constitute an agreement of employment with The Buckle, Inc.

April 1, 1997
The Buckle, Inc.

Acknowledged by:  DENNIS H. NELSON
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Date:   April 5, 1997
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